INTERCORPORATE SERVICES AGREEMENT

     This INTERCORPORATE SERVICES AGREEMENT (this "Agreement"), effective as of September 1, 2005, amends and supersedes that certain Intercorporate Services Agreement effective as of January 1, 2001 between CONTRAN CORPORATION, a Delaware corporation ("Contran"), and KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation ("Recipient").

                                    Recitals

     A. Employees and agents of Contran and affiliates of Contran have, in the past, performed management, financial and administrative functions for Recipient pursuant to previous Intercorporate Service Agreements.

     B. Recipient does not separately maintain the full internal capability to perform all necessary management, financial and administrative functions that Recipient requires.

     C. The cost to Recipient of maintaining the additional personnel necessary to perform the functions provided for under this Agreement would exceed the fee set forth in Section 3 of this Agreement, and the terms of this Agreement are no less favorable to Recipient than the terms that could otherwise be obtained from a third party for comparable services.

     D. Recipient desires to continue receiving the management, financial and administrative services presently provided by Contran and affiliates of Contran, and Contran is willing to continue to provide such services under the terms of this Agreement.

                                    Agreement

     For and in consideration of the mutual promises and agreements herein contained, the parties hereto mutually agree as follows:

     Section 1. Services to be Provided. Contran agrees to make available to Recipient, upon request, the following services (the "Services") to be rendered by the internal staff of Contran and affiliates of Contran:

          (a) Consultation and assistance in the development and implementation of Recipient's corporate business strategies, plans and objectives;

          (b) Consultation and assistance in management and conduct of corporate affairs and corporate governance consistent with the charter and bylaws of Recipient;

          (c) Consultation and assistance in maintenance of financial records and controls, including preparation and review of periodic financial statements and reports to be filed with public and regulatory entities and those required to be prepared for financial institutions or pursuant to indentures and credit agreements;

          (d) Consultation and assistance in cash management and in arranging financing necessary to implement the business plans of Recipient;

          (e) Consultation and assistance in tax management and administration, including, without limitation, preparation and filing of tax returns, tax reporting, examinations by government authorities and tax planning;

          (f) Consultation and assistance in performing internal audit and control functions;

          (g) Consultation and assistance with respect to insurance and risk management;

          (h) Consultation and assistance with respect to employee benefit plans and incentive compensation arrangements; and

          (i) Such other services as may be requested by Recipient from time to time.

This Agreement does not apply to, and the Services provided for herein do not include, any services that individuals may provide to Recipient in their roles as members of Recipient's board of directors or any other activity related to such board of directors. This Agreement includes services provided by individuals that serve as executive officers of the Recipient.

     Section 2. Miscellaneous Services. It is the intent of the parties hereto that Contran provide only the Services requested by Recipient in connection with routine management, financial and administrative functions related to the ongoing operations of Recipient and not with respect to special projects, including corporate investments, acquisitions and divestitures. The parties hereto contemplate that the Services rendered in connection with the conduct of Recipient's business will be on a scale compared to that existing on the effective date of this Agreement, adjusted for internal corporate growth or contraction, but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. Recipient will continue to bear all other costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, consultants, transfer agents and registrars, and it is expressly understood that Contran assumes no liability for any expenses or services other than those stated in Section 1. In addition to the fee paid to Contran by Recipient for the Services provided pursuant to this Agreement, Recipient will pay to Contran the amount of out-of-pocket costs incurred by Contran in rendering such Services.

     Section 3. Fee for Services. Recipient agrees to pay to Contran $1,045,000 annually, commencing as of September 1, 2005, pursuant to this Agreement. Recipient shall pay to Contran one fourth of the annual amount in advance quarterly around the first business day of each calendar quarter; except that for 2005 Recipient shall pay to Contran $87,083 on September 1, 2005 and shall pay $261,250 on the first business day of each calendar quarter thereafter.

     Section 4. Original Term. Subject to the provisions of Section 5 hereof, the original term of this Agreement shall be from September 1, 2005 to December 31, 2006.

     Section 5. Extensions. This Agreement shall be extended on a quarter-to-quarter basis after the expiration of its original term unless written notification is given by Contran or Recipient thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto.

     Section 6. Limitation of Liability. In providing its Services hereunder, Contran shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither Contran nor any officer, director, employee or agent of Contran or its affiliates shall be liable to Recipient for any error of judgment or mistake of law or for any loss incurred by Recipient in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Contran.

     Section 7. Indemnification of Contran by Recipient. Recipient shall indemnify and hold harmless Contran, its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which Contran or any such person may become subject arising out of the Services provided by Contran to Recipient hereunder, provided that such indemnity shall not protect any person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on the part of such person.

     Section 8. Further Assurances. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

     Section 9. Notices. All communications hereunder shall be in writing and shall be addressed, if intended for Contran, to Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention: President, or such other address as it shall have furnished to Recipient in writing, and if intended for Recipient, to Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240, Attention: Chief Financial Officer, or such other address as it shall have furnished to Contran in writing.

     Section 10. Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto and, in the case of Recipient, with approval of the majority of Recipient's independent directors.

     Section 11. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of Contran and Recipient and their respective successors and assigns, except that neither party may assign its rights under this Agreement without the prior written consent of the other party.

     Section 12. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                    CONTRAN CORPORATION



                                  By: /s/Bobby D. O'Brien
                                      ----------------------------------------
                                      Bobby D. O'Brien
                                      Vice President and Chief Financial Officer



                       KEYSTONE CONSOLIDATED INDUSTRIES, INC.



                                   By:/s/Bert E. Downing, Jr.
                                      ---------------------------------------
                                      Bert E. Downing, Jr.
                                      Vice President and Chief Financial Officer